Exhibit 99.6

BRUUSH ORAL CARE INC.

DISCLOSURE, CONFIDENTIALITY & INSIDER TRADING POLICY

The Policy

This Policy establishes procedures that are designed to (i) permit the disclosure of information about Bruush Oral Care Inc. (“Bruush” or the “Company”) to the public in an informative, timely and broadly disseminated manner, (ii) ensure that non-publicly disclosed information remains confidential, and (iii) ensure that trading of the Company’s securities by directors, officers and employees of the Company remains in compliance with applicable securities laws. The implementation of such policies and procedures is important in developing sound disclosure practices and maintaining investor confidence, as well as complying with securities laws and the Exchange’s rules on disclosure and trading.

The directors of the Company have approved this Policy.

Definitions Used in this Policy

Certain defined terms used in this Policy are set out in Schedule “A”.

Terms of this Policy

If there is any question or concern with respect to the application of this Policy to any Employee or to any particular circumstance, a Disclosure Officer (Parts I and II) or an Information Officer (Part III), as applicable, should be contacted for guidance.

Part I

DISCLOSURE

1. Timely Disclosure

The Company will publicly disclose Material Information immediately upon it becoming apparent that the information is material except in restricted circumstances where immediate release of the information would be unduly detrimental to the interests of the Company (and where the Company complies with any confidential filing obligations and maintains confidentiality of the information). In addition to being illegal if conducted in breach of applicable laws, unusual trading marked by significant changes in the price or trading volumes of the Company’s securities prior to the announcement of Material Information may embarrass the Company and may damage its reputation with the investing public and lead to investigations by regulatory authorities.

2. Disclosure Officers

For purposes of this Policy, the Chief Executive Officer of the Company has been designated as the Disclosure Officer and can be contacted at [*].

Generally, the Disclosure Officer, and employees/contractors engaged in investor relations activities are the only individuals authorized to communicate with analysts and investors about information concerning the Company. Employees who are not Disclosure Officers should refer all calls or other communications from shareholders and holders of other securities of the Company, the financial community and media which relate to the Company to the Disclosure Officer. If an Employee has any doubt as to whether any calls or other communications may relate to Company policies, Undisclosed Material Information or legal issues, the Employee should refrain from responding and should refer the communication to the Disclosure Officer. Employees should err on the side of caution. If it is appropriate for an Employee to discuss information about the Company, the Employee should, if possible, first advise a Disclosure Officer of the nature of the information to be discussed and, afterwards, advise the Disclosure Officer of what actually was discussed. Employees may not communicate Undisclosed Material Information unless they have prior permission from a Disclosure Officer, which permission will not be given unless the provisions of Part II of this Policy are complied with.

The Disclosure Officer, as well as corporate counsel, must continue to be fully apprised of Company developments, in order that they be in a position to evaluate and discuss those events that may impact on the disclosure process (e.g., the status of any merger activities, material operational developments, extraordinary transactions, management changes, etc.). The directors must also be kept aware of all material developments and significant information disseminated to the public. If it is deemed that Material Information should remain confidential, the Disclosure Officer will determine how that information will be controlled. In addition, if any Employee becomes aware of any information that may constitute Material Information, the Employee must advise a Disclosure Officer as soon as possible.

3. What Constitutes Material Information?

Information is material if it would reasonably be expected to result in a significant change in the market price or value of any of the Company’s securities. Materiality judgements involve taking into account a number of factors, including the nature of the information itself, the volatility of the Company’s securities and prevailing market conditions. The materiality of a particular event or piece of information varies between companies according to their size, the nature of their operations and many other factors. An event which is “significant” or “major” for a smaller company may not be material to a larger company. The Company will attempt to monitor the market’s reaction to information that is publicly disclosed by it. Ongoing monitoring and assessment of market reaction will be helpful when making materiality judgements in the future.

A good rule of thumb is that if the information would influence an Employee’s decision to buy or sell securities of the Company, the information is probably material. If an Employee is unsure whether or not information is material, the Employee should immediately contact a Disclosure Officer before disclosing it to anyone. Employees should err on the side of caution in such matters. If the Disclosure Officer is unable to determine whether or not the information is material, the Disclosure Officer may convene a meeting of senior management and, if necessary, the directors, to determine, with the assistance of the Company’s legal counsel, if appropriate, if the information is material, whether or not it should be disclosed or remain confidential, and if the information needs to be disclosed, the method for disseminating the information.

Developments, whether actual or proposed, which are likely to give rise to material information and thus to require prompt disclosure may include, but are not limited to, those events listed on Schedule “B”.

4. Basic Disclosure Rules

All public disclosure of Material Information pursuant to this Policy must be made by way of press release disseminated through a widely circulated newswire service company.

In order to maintain consistent and accurate disclosure about the Company, the following principles should generally be followed:

(a)	disclosure should be factual and balanced, neither over-emphasizing favourable news nor under-emphasizing unfavourable news. Disclosure must include any information without which the rest of the disclosure would be misleading;

(b)	unfavourable information must be disclosed as promptly and completely as favourable information;

(c)	avoid unnecessary detail, exaggerated reports or promotional commentary;

(d)	no selective disclosure. Previously undisclosed information may not be disclosed to selected persons; if there is disclosure it must be made widely (i.e., by way of a press release);

(e)	disclosure must be updated if earlier disclosure has become misleading as a result of intervening events; and

(f)	if Material Information is to be announced at an analyst or securityholders’ meeting or a press conference or other forum, any such announcement must be co-ordinated with an advance general public announcement by a press release containing the relevant information.

The Company has developed and intends to maintain a routine procedure for all corporate communications. The procedure consists of drafting a press release, circulating it for review to the Disclosure Officers and directors, and other officers as appropriate, alerting the Exchange if required by the policies of the Exchange and disseminating the release through a national wire service and other distribution channels so as to effect broad dissemination to the public. A similar review process applies to all other corporate communications, including brochures, web presentations, videos or other electronic communications used for promotional or investor relations purposes. Any significant changes to these communications should go through the same process. The Company will keep a record of the approval of these communications and make sure that only the currently approved version can be obtained.

The following general guidelines should be considered for the preparation and dissemination of news releases: (a) be clear and specific with assumptions and numbers; (b) do not hide negative facts; and (c) with the exception of Material Changes requiring immediate disclosure, news releases should be released prior to the market opening whenever possible.

Any news release containing financial information based on the Company’s financial statements (prior to the release of such financial statements) must be approved by the audit committee of the Company prior to dissemination.

5. Conference Calls; Industry Conferences

Conference calls may be held to discuss quarterly and annual results and major corporate developments, where discussion of key aspects is accessible simultaneously to all interested parties. Such calls will be preceded by a press release containing all relevant Material Information. At the beginning of the call, a Company spokesperson will provide appropriate cautionary language with respect to any forward-looking information and direct participants to publicly available documents containing, if applicable, the assumptions, sensitivities and a discussion of the risks and uncertainties.

The Company will provide advance public notice of the conference call by issuing a press release announcing the date and time, the subject matter of the call and providing information on how interested parties may access the call. In addition, the Company may send invitations to analysts, institutional investors, the media and others to participate. A tape recording of the conference call and/or an archived audio webcast or transcript on the Internet will be made available following the call for a reasonable period of time (generally a minimum of 30 days), for anyone interested in listening to a replay.

In advance of an analyst conference call or industry conference, to the extent practicable, the Company will endeavour to script comments and responses to anticipated questions in order to identify Undisclosed Material Information that should be publicly disclosed and will limit comments and responses to non-material information and Material Information that has previously been publicly disclosed. After the call or presentation, a debriefing should be conducted to review what was actually said and a record of what was said should be filed in the disclosure record referred to in section 12 below. If there was any unintentional selective disclosure, immediate steps should be taken to make a full public announcement.

6. Forward-Looking Information

Subject to the approval and disclosure procedures provided elsewhere in this Policy, the Company may provide limited forward-looking information to enable securityholders and the investment community to better evaluate the Company and its prospects, provided the Company has a reasonable basis for the forward-looking information. The Company will ensure that such statements are identified as forward-looking. Moreover, meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those projected in the statements and a description of the factors or assumptions that were used in making the forward-looking statements will accompany such statements. The Company will seek the assistance of its legal counsel as appropriate to ensure that securities laws that relate to disclosure of forward-looking information are complied with.

The Company undertakes no obligations to update forward-looking statements, except as required by applicable law.

The Company, to the extent practicable in the circumstances, will update forward-looking statements that continue to be material and that change materially.

7. Correction of Selective Disclosure

If previously Undisclosed Material Information has been inadvertently disclosed to an analyst or any other person, the information must be publicly disclosed immediately by way of press release. The Exchange should be contacted and a halt in trading in the Company’s securities should be requested pending the issuance of the press release. Pending the public release of the Material Information, the parties who have knowledge of the information should be advised that the information is material and has not been generally disclosed.

Selective disclosure most often occurs in one-on-one discussions (such as analyst meetings) and in industry conferences and other types of private meetings and break-out sessions, but it can occur elsewhere. For example, the Company should not discuss Undisclosed Material Information at its annual general meeting of shareholders.

8. Rumours

Rumours can cause unusual market activity. The Company will respond consistently to market rumours in the following manner: “it is our policy not to comment on market rumours or speculation”. If market activity indicates that trading is being unduly influenced by rumours, the Exchange may request, or the Company may determine, that a clarifying statement be made through a press release. A trading halt may be instituted or requested pending an announcement by the Company. If the rumour is true, either in whole or in part, immediate disclosure will generally be required. The determination to make disclosure will be made by the Disclosure Officer.

9. Contact with Analysts and Others; Analyst Reports

The Company recognizes that meetings with analysts and significant investors are an important element of the Company’s investor relations program. The Company, with the approval of either the Chief Executive Officer or Chief Executive Officer or the board of directors of the Company, will meet with analysts and investors on an individual or small group basis (including participating in industry conferences) as needed and will initiate contacts or respond to calls in a timely, consistent and accurate fashion in accordance with the requirements of this Policy. The Company recognizes, however, that private meetings with analysts and other small group meetings carry with them the risk of inadvertent selective disclosure, which should be avoided. After an interview, press conference, discussion with an analyst or visit to the Company’s office by an analyst, a debriefing should be conducted to review what was actually said and a record of what was said should be filed in the disclosure record referred to in section 12 below.

The Chief Executive Officer and Chief Executive Officer should avoid getting involved in the contents of an analyst’s report, except to correct factual errors. Confirmation of or attempting to influence an analyst’s opinions or conclusions may be considered to be selective disclosure by the Company. “No comment” is an acceptable answer to questions that cannot be answered without violating the rule against selective disclosure. With regard to responding to financial models or drafts of analysts’ reports, it is the Company’s policy to review, on request, the model or report for publicly disclosed factual content only (not “soft” information) and to give guidance only when assumptions have been made on the basis of incorrect public data that render unrealistic conclusions. It is imperative that the control of this process be centralized through the Chief Executive Officer or Chief Executive Officer of the Company. The Company should confirm in writing that its review has been limited to publicly available factual information and detail what information (if any) has been provided by the Company to the analyst. The Company will not confirm, or attempt to influence, an analyst’s opinions or conclusions and will not express comfort with an analyst’s model. Meetings with analysts may include general discussions regarding the Company’s prospects, business environment, management philosophy and long-term strategy, but should avoid discussions regarding Undisclosed Material Information.

The Company will generally not redistribute analyst reports to persons outside of the Company (including by posting such reports on its website). The Company will consider including in its regular periodic disclosures (such as its quarterly and annual management’s discussion and analysis disclosure) details about topics of interest to analysts, investors and other market participants as a means of providing more information to the marketplace generally and limiting its “selective disclosure” risks. The Company will ensure that disclosure will be consistent among all audiences, including the investment community, the media and investors.

10. Quiet Periods

In order to limit the potential for selective disclosure (and the perception or appearance of selective disclosure), the Company will observe a “quiet period” during which time there will be no comment on analysts’ estimates or any other comments with respect to the current financial period’s operations or expected results. The quiet period will normally commence on the last day of an interim or annual financial period and end on the trading day following the issuance of a press release or other document disclosing the results for the period.

11. Notification of Market Surveillance

When the Exchange is open for trading, advance notice of a press release announcing Material Information must be provided to the market surveillance department (or similar department or regulation service provider) of the Exchange to determine if a halt in trading is necessary to provide time for the market to digest the news. When a press release announcing Material Information is issued outside of trading hours, the market surveillance department of the Exchange should be notified before the market opens. Copies of all press releases should be supplied to the market surveillance department of the Exchange and to the relevant securities regulators immediately.

12. Disclosure Record

The Company will maintain a file containing all public information about the Company. This includes news releases, approved corporate communications, brokerage research reports, reports in the press and notes from meetings with analysts, securityholders and other market participants.

13. Electronic Communications; Company Website

This Policy also applies to electronic communications, including the Company’s website. Accordingly, officers and personnel responsible for written and oral public disclosures will also be responsible for electronic communications.

The Chief Executive Officer of the Company is responsible for monitoring all information placed on the website to ensure that it is accurate, complete, up-to-date and in compliance with relevant securities laws. Disclosure on the Company’s website alone does not constitute adequate disclosure of information that is considered Undisclosed Material Information. Any disclosure of Material Information on the website will be preceded by the issuance of a press release. The Company will, however, endeavour to concurrently post to its website (or provide a link to) all documents filed on SEDAR by the Company in an effort to improve investor access to its information. Where practicable, the Company will also endeavour to post on its website all supplemental information that is given to analysts, institutional investors and other market professionals such as data books, fact sheets, slides of investor presentations or other relevant materials.

The Company will not link to or post analysts reports on its website. The Chief Executive Officer is also principally responsible for responses to electronic inquiries. Only public information or information which could otherwise be provided in accordance with this Policy will be utilized in responding to electronic inquiries.

In order to ensure that no Undisclosed Material Information is inadvertently disclosed, Employees may not participate in Internet chat rooms or newsgroup discussions on matters pertaining to the Company’s activities or its securities. Employees who encounter a discussion pertaining to the Company should advise one of the Disclosure Officers promptly, so that the discussion may be monitored, if determined appropriate. The Company will not host or link to chat rooms, bulletin boards or news groups.

Part II

CONFIDENTIALITY

1. When Disclosure of Material Information May Be Delayed

Where the immediate disclosure of Material Information, as is typically required by securities laws, would be unduly detrimental to the interests of the Company, securities laws may permit its disclosure may be delayed and kept confidential temporarily. Keeping Material Information confidential can only be justified where the potential harm to the Company, its business partners (including any entities related to the Company’s streams and royalties) or to investors caused by immediate disclosure may reasonably be considered to outweigh the undesirable consequences of delaying disclosure and where confidentiality of the information is maintained.

Examples of circumstances in which disclosure might be unduly detrimental to the interests of the Company include: (a) where the release of information would prejudice the ability of the Company to pursue specific and limited objectives or to complete a transaction or series of transactions that are underway; (b) where the disclosure of the information would provide competitors with confidential corporate information that would be of significant benefit to them; and (c) where the disclosure of information concerning the status of ongoing negotiations would prejudice the successful completion of those negotiations.

All decisions to delay disclosure of Material Information must be made by the Disclosure Officer in the first instance and thereafter by the board of directors. In such circumstances, the Company will comply with any obligation to make a confidential filing with applicable securities regulators and to notify the Exchange and market surveillance and, if applicable, the obligation to advise the applicable securities regulatory authorities of continued confidential treatment. The Company should also maintain confidentiality of the information, and market activity in the Company’s securities should be carefully monitored to assess whether any of the confidential information may have been leaked. Upon the Company becoming aware, or having reasonable grounds to believe, that persons or companies are purchasing or selling the Company’s securities with knowledge of Material Information, the Company must promptly generally disclose the Material Information.

2. Access to Confidential Information

Employees will be given access to confidential information about the Company and its business partners on an “as needed” basis only and must not disclose that information to anyone except with the prior approval of a Disclosure Officer and where such disclosure is in the necessary course of business (e.g., discussions with the Company’s bankers or advisers where the disclosure of the confidential information is necessary and the persons receiving it understand that it is to be kept confidential). Other circumstances where disclosure may be considered in the “necessary course of business” may include communications with: (i) vendors, suppliers or strategic partners; (ii) employees, officers and directors; (iii) lenders, legal counsel, auditors, underwriters and financial and other professional advisors to the Company; (iv) parties to negotiations (e.g., in connection with a private placement or acquisition); (v) labour unions and industry associations; (vi) government agencies in non-governmental regulators; and (vii) credit rating agencies. However, determining what confidential information can be disclosed in the “necessary course of business” is difficult, and the assistance of legal counsel to the Company should be sought. Selective disclosure of Material Information to analysts, institutional investors or other market professionals is not generally considered in the “necessary course of business”. Employees must not discuss confidential information in situations where they may be overheard or participate in discussions regarding decisions by others about investments in the Company.

3. Disclosure of Confidential Information

In the event that material confidential information, or rumours respecting the same, is divulged in any manner (other than in the necessary course of business), the Company is required to make an immediate announcement on the matter. The Exchange must be notified of the announcement in advance in the usual manner and a halt in trading in the Company’s securities may be required.

4. Disclosure of Information to Outsiders

Before a meeting with other parties at which Undisclosed Material Information of the Company may be discussed in compliance with this Policy, the other parties should be told that they must not divulge that information to anyone else, other than in the necessary course of business, and that they may not trade in the Company’s securities until after the information is publicly disclosed and a reasonable period of time for its dissemination has passed. In such circumstances, the feasibility of having such parties enter into a confidentiality agreement with the Company should be considered.

Part III

INSIDER TRADING POLICY

1. General Prohibition

No Employees or Restricted Persons may Trade in the securities of the Company when they are aware of Undisclosed Material Information until the information is publicly disclosed and a reasonable period of time for its dissemination has passed. Generally, “a reasonable period of time” will be two (2) trading days; however, it may be shorter or longer depending on the market following of the Company. An Information Officer should be consulted to determine what would be a “reasonable period of time” in the circumstances. Employees and Restricted Persons must “preclear” all trading in securities of the Company in accordance with the procedures set forth in Section 3 below.

This Policy applies to all transactions in the Company’s equity securities, including common stock and any other type of securities that the Company may issue, such as preferred stock, notes, bonds, convertible debentures and warrants, and exchange-traded options (including puts and calls) and other derivative securities. This Policy applies to sales, purchases, gifts, exchanges, pledges, options, hedges, puts, calls and short sales.

This Policy does not apply to a surrender of shares to the Company or the retention and withholding from delivery to the applicable officer, director or employee of shares by the Company (i.e., a so-called “net settlement”) upon vesting of restricted stock in satisfaction of any tax withholding obligations in a manner permitted by the applicable equity award agreement or the Company plan pursuant to which the restricted stock was granted.

In addition, Employees or Restricted Persons are prohibited from informing, or “tipping”, anyone else about that Undisclosed Material Information unless it is necessary in the course of the Company’s business (as discussed in Part II, section 2 above). It is also illegal for Employees or Restricted Persons with knowledge of Undisclosed Material Information to recommend or encourage another person to Trade securities of the Company. These prohibitions extend to other securities whose price or value may reasonably be expected to be affected by changes in the price of the Company’s securities and includes the granting or exercise of options. Rapid buying and selling by Employees and Restricted Persons of the Company’s securities is strongly discouraged because of the possible perception of trading on Undisclosed Material Information.

2. Information Officer

For purposes of this Policy, the Chief Executive Officer of the Company has been designated as the Information Officer. Employees or Restricted Persons must contact the Information Officer to obtain permission before Trading any securities of the Company (which includes exercise of options or other convertible securities such as warrants).

3. Requirement to Obtain Permission to Trade

Employees or Restricted Persons must contact an Information Officer to obtain permission before Trading any securities of the Company (which includes exercise of options or other convertible securities such as warrants).

Because Employees or Restricted Persons are likely to obtain Undisclosed Material Information on a regular basis, the Company requires all such persons to preclear all purchases and sales of the Company’s securities in accordance with the following procedures:

(a)	Subject to the exemption in part “(d)” below, no Employee or Restricted Person may, directly or indirectly, purchase or sell any security issued by the Company without first obtaining prior written approval from the Information Officer. These procedures also apply to transactions by such person’s spouse, other persons living in such person’s household and minor children, and to transactions by entities over which such person exercises control.

(b)	The Information Officer shall record the date each request is received and the date and time each request is approved or disapproved. Unless revoked, a grant of permission will normally remain valid until the close of trading two business days following the day on which it was granted.

(c)	Requests are most likely to be approved for trading that is to occur in the following “window periods”:

(i) Commencing at the close of trading on the second full business day following the date of public disclosure of the financial results for a particular fiscal quarter or year and continuing until the eleventh business day of the third month of the next fiscal quarter. For example, if public disclosure occurs on Monday, May 16th, trading requests would likely be approved from Thursday, May 19th through Thursday, June 16th; or

(ii) Following the wide dissemination of information on the status of the Company and current results.

(d)	Preclearance is not required for purchases and sales of securities under a preexisting written plan, contract, instruction, or arrangement that is adopted pursuant to Securities and Exchange Commission Rule 10b5-1(c) (17 C.F.R. § 240.10b5-1(c)) and approved in writing by the Information Officer or such other person as the Board of Directors may designate from time to time (the “Authorizing Officer”). Generally, Rule 10b5-1(c) trading plans are developed in consultation with individual counsel and not the responsibility of the Information Officer. For more information about Rule 10b5-1 trading plans, see Section 7 below.

4. Undisclosed Material Information of Other Companies

Where Employees or Restricted Persons become aware of Undisclosed Material Information concerning another public company, they may not Trade the securities of that company until the information is publicly disclosed and a reasonable period of time for its dissemination has passed. Generally, a “reasonable period of time” will be two (2) trading days; however, it may be shorter or longer depending upon the particular market following of that other company. An Information Officer should be consulted to determine what would be a “reasonable period of time” in the circumstances.

5. Restricted Persons

Restricted Persons are prohibited from Trading whenever there are Pending Material Developments, even if they are unaware of the details of the same. In the circumstances where there is a Pending Material Development with respect to the Company, a confidential memo will be sent to all Restricted Persons, as well as to other Employees if it is determined appropriate, informing them of the Blackout Period with respect to such Pending Material Development at which time they shall cease Trading until further notice. No reason for the Trading restriction will be provided.

During a Blackout Period, the board of directors of the Company may determine that special circumstances warrant permitting a specific Trade to occur during the Blackout Period and may approve that Trade. If Employees or Restricted Persons believe that such circumstances may apply to them in a particular instance, they may request that an Information Officer present their circumstances to the board of directors.

The board of directors of the Company is responsible for making the determination as to when a pending transaction constitutes a Pending Material Development. As guidance, a Blackout Period must at least commence once negotiations on a proposed transaction have progressed to a point where it reasonably could be expected that the market price of the Company’s securities would be significantly affected if the status of the transaction were publicly disclosed.

6. Blackout Periods

(a) The Information Officer, in consultation with senior management, may prescribe and provide notice of Special Blackout Periods from time to time during which all Employees and Restricted Persons will be generally restricted from Trading the Company’s securities. The purpose of such Blackout Periods is to prevent Employees and Restricted Persons who may be aware of Undisclosed Material Information from Trading the Company’s securities until such information has been disclosed and for a reasonable period of time following the disclosure of that information. Generally, a “reasonable period of time” will be two (2) trading days; however, it may be shorter or longer. The Information Officer, in consultation with senior management, will be responsible for setting the length of Special Blackout Periods and notifying Employees and Restricted Persons of Special Blackout Periods in effect. The fact that a Special Blackout Period has been imposed must be kept strictly confidential.

(b) Regular Blackout Period Defined. Employees and Restricted Persons may not trade in Company securities to be determined by the Information Officer. For example, a Regular Blackout Period may commence on the last day of an interim or annual financial period and end on the third trading day following the issuance of a press release or financial statements and MD&A disclosing the results for the period. To provide clarity, the Information Officer will notify Employees and Restricted Persons of the date on which the blackout period begins and ends. Trades made pursuant to an approved 10b5-1 Trading Plan described below are exempted from this restriction.

(c) Blackout Periods Required by the Sarbanes-Oxley Act of 2002. In order to comply with certain provisions of the Sarbanes-Oxley Act of 2002, no director or executive officer of the Company may, directly or indirectly, purchase, sell or otherwise acquire or transfer any equity security of the Company during any period of time that participants in the Company’s 401(k) plan, as applicable, are prohibited from trading interests in the Company’s equity securities under such plan. The “blackout period” is defined for purposes of this rule as any period of more than three consecutive business days during which the ability of 50 percent or more of the participants or beneficiaries located in the United States under all individual account plans of the Company to purchase or sell any equity securities of the Company under any such plan is suspended by action of the Company or a fiduciary of the plan. The Sarbanes-Oxley Act requires the Company to timely notify affected directors and executive officers and the SEC of any such blackout period. If you are a director or executive officer of the Company, the Information Officer will disapprove any requested transaction involving equity securities of the Company that would occur during a blackout period for participants in the Company’s 401(k) plan, as applicable.

(d) Hardship Trading Exceptions. The Information Officer may, on a case-by-case basis, authorize trading in Company securities during a trading blackout period due to financial or other hardship. Any person wanting to rely on this exception must first notify the Information Officer in writing of the circumstance of the hardship and the amount and nature of the proposed trade. Such person will also be required to certify to the Information Officer in writing no earlier than two business days prior to the proposed trade that he or she is not in possession of Undisclosed Material Information concerning the Company or its securities. Upon authorization from the Information Officer, the person may trade, although such person will be responsible for ensuring that any such trade complies in all other respects with this Policy.

7. Rule 10b5-1 Trading Plans and Rule 144

Rule 10b5-1 Trading Plans

Overview: Directors, officers and employees are protected from insider trading liability under Rule 10b5-1 under the Securities Exchange Act of 1934 for transactions under a previously established contract, plan or instruction to trade in the Company’s stock (a “Trading Plan”) entered into in good faith and in accordance with the terms of Rule 10b5-1 and all applicable state laws and will be exempt from the trading restrictions set forth in this Policy. The initiation of, and any modification to, any such Trading Plan will be deemed to be a transaction in the Company’s securities, and such initiation or modification is subject to all limitations and prohibitions relating to transactions in the Company’s securities. Each such Trading Plan, and any modification thereof, must be submitted to and pre-approved by the Information Officer, or such other Authorizing Officer, who may impose such conditions on the implementation and operation of the Trading Plan as the Authorizing Officer deems necessary or advisable. However, compliance of the Trading Plan to the terms of Rule 10b5-1 and the execution of transactions pursuant to the Trading Plan are the sole responsibility of the person initiating the Trading Plan, not the Company or the Authorizing Officer.

Rule 10b5-1 allows insiders to establish arrangements to sell (or purchase) Company stock without the restrictions of trading windows and black-out periods, even when there is undisclosed material information. Rule 10b5-1 provides an “affirmative defense” in the event there is an insider trading lawsuit. It does not prevent someone from bringing a lawsuit.

A director, officer or employee may enter into a Trading Plan only when he, she or they is/are not in possession of material, non-public information, and only during a trading window period outside of the trading black-out period.

The Company reserves the right from time to time to suspend, discontinue or otherwise prohibit any transaction in the Company’s securities, even pursuant to a previously approved Trading Plan, if the Authorizing Officer or the Board of Directors, in its discretion, determines that such suspension, discontinuation or other prohibition is in the best interests of the Company. Any Trading Plan submitted for approval hereunder should explicitly acknowledge the Company’s right to prohibit transactions in the Company’s securities. Failure to discontinue purchases and sales as directed shall constitute a violation of the terms of this Section 7 and result in a loss of the exemption set forth herein.

Officers, directors and employees may adopt Trading Plans with brokers that outline a pre-set plan for trading of the Company’s stock, including the exercise of options. Trades pursuant to a Trading Plan generally may occur at any time. However, the Company requires a cooling-off period of 30 days between the establishment of a Trading Plan and commencement of any transactions under such plan. An individual may adopt more than one Trading Plan. Please review the following description of how a Trading Plan works.

Pursuant to Rule 10b5-1, an individual’s purchase or sale of securities will not be “on the basis of” material, non-public information if:

●	First, before becoming aware of the information, the individual enters into a binding contract to purchase or sell the securities, provides instructions to another person to sell the securities or adopts a written plan for trading the securities (i.e., the Trading Plan).

●	Second, the Trading Plan must either:

	○	specify the amount of securities to be purchased or sold, the price at which the securities are to be purchased or sold and the date on which the securities are to be purchased or sold;

	○	include a written formula or computer program for determining the amount, price and date of the transactions; or

	○	prohibit the individual from exercising any subsequent influence over the purchase or sale of the Company’s stock under the Trading Plan in question.

●	Third, the purchase or sale must occur pursuant to the Trading Plan and the individual must not enter into a corresponding hedging transaction or alter or deviate from the Trading Plan.

Revocation of and Amendments to Trading Plans. Revocation of Trading Plans should occur only in unusual circumstances. Effectiveness of any revocation or amendment of a Trading Plan will be subject to the prior review and approval of the Authorizing Officer. Revocation is effected upon written notice to the broker. Once a Trading Plan has been revoked, the participant should wait at least 30 days before trading outside of a Trading Plan and 180 days before establishing a new Trading Plan.

A person acting in good faith may amend a prior Trading Plan so long as such amendments are made outside of a quarterly trading black-out period and at a time when the Trading Plan participant does not possess material, non-public information. Plan amendments must not take effect for at least 30 days after the plan amendments are made.

Under certain circumstances, a Trading Plan must be revoked. This may include circumstances such as the announcement of a merger or the occurrence of an event that would cause the transaction either to violate the law or to have an adverse effect on the Company. The Authorizing Officer is authorized to notify the broker in such circumstances, thereby insulating the insider in the event of revocation.

Discretionary Plans. Although non-discretionary Trading Plans are preferred, discretionary Trading Plans, where the discretion or control over trading is transferred to a broker, are permitted if pre-approved by the Authorizing Officer. The Authorizing Officer of the Company must pre-approve any Trading Plan, arrangement or trading instructions, etc., involving potential sales or purchases of the Company’s stock or option exercises, including but not limited to, blind trusts, discretionary accounts with banks or brokers, or limit orders. The actual transactions effected pursuant to a pre-approved Trading Plan will not be subject to further pre-clearance for transactions in the Company’s stock once the Trading Plan or other arrangement has been pre-approved.

Reporting (if Required). If required, an SEC Form 144 will be filled out and filed by the individual/brokerage firm in accordance with the existing rules regarding Form 144 filings. A footnote at the bottom of the Form 144 should indicate that the trades “are in accordance with a Trading Plan that complies with Rule 10b5-1 and expires _____.”

Options. Exercises of options for cash may be executed at any time. “Cashless exercise” option exercises through a broker are subject to trading windows. However, the Company will permit same day sales under Trading Plans. If a broker is required to execute a cashless exercise in accordance with a Trading Plan, then the Company must have exercise forms attached to the Trading Plan that are signed, undated and with the number of shares to be exercised left blank.

Once a broker determines that the time is right to exercise the option and dispose of the shares in accordance with the Trading Plan, the broker will notify the Company in writing and the Authorizing Officer will fill in the number of shares and the date of exercise on the previously signed exercise form. The insider should not be involved with this part of the exercise.

Trades Outside of a Trading Plan. During an open trading window, trades differing from Trading Plan instructions that are already in place are allowed as long as the Trading Plan continues to be followed.

Public Announcements. The Company may make a public announcement that Trading Plans are being implemented in accordance with Rule 10b5-1. It will consider in each case whether a public announcement of a particular Trading Plan should be made. It may also make public announcements or respond to inquiries from the media as transactions are made under a Trading Plan.

Prohibited Transactions. The transactions prohibited under Section 7 of this Policy, including among others short sales and hedging transactions, may not be carried out through a Trading Plan or other arrangement or trading instruction involving potential sales or purchases of the Company’s securities.

Limitation on Liability. None of the Company, the Information Officer, the Authorizing Officer or the Company’s other employees will have any liability for any delay in reviewing, or refusal of, a Trading Plan submitted pursuant to this Section 7 or a request for pre-clearance submitted pursuant to Section 7 of this Policy. Notwithstanding any review of a Trading Plan pursuant to this Section 7 or pre-clearance of a transaction pursuant to Section 7 of this Policy, none of the Company, the Information Officer, the Authorizing Officer or the Company’s other employees assumes any liability for the legality or consequences of such Trading Plan or transaction to the person engaging in or adopting such Trading Plan or transaction.

Rule 144

Rule 144 provides a safe harbor exemption from the registration requirements of the Securities Act of 1933, as amended, for certain resales of “restricted securities” and “control securities.” “Restricted securities” are securities acquired from an issuer, or an affiliate of an issuer, in a transaction or chain of transactions not involving a public offering. “Control securities” are any securities owned by directors, executive officers or other “affiliates” of the issuer, including stock purchased in the open market and stock received upon exercise of stock options. Sales of Company restricted and control securities must comply with the requirements of Rule 144, which are summarized below:

●	Holding Period. Restricted securities must be held for at least six months before they may be sold in the market.

●	Current Public Information. The Company must have filed all SEC-required reports during the last 12 months or such shorter period that the Company was required to file such reports.

●	Volume Limitations. For affiliates, total sales of Company common stock for any three-month period may not exceed the greater of: (i) 1% of the total number of outstanding shares of Company common stock, as reflected in the most recent report or statement published by the Company, or (ii) the average weekly reported volume of such shares traded during the four calendar weeks preceding the filing of the requisite Form 144.

●	Method of Sale. For affiliates, the shares must be sold either in a “broker’s transaction” or in a transaction directly with a “market maker.” A “broker’s transaction” is one in which the broker does no more than execute the sale order and receive the usual and customary commission. Neither the broker nor the selling person can solicit or arrange for the sale order. In addition, the selling person or Board member must not pay any fee or commission other than to the broker. A “market maker” includes a specialist permitted to act as a dealer, a dealer acting in the position of a block positioner, and a dealer who holds himself out as being willing to buy and sell Company common stock for his own account on a regular and continuous basis.

●	Notice of Proposed Sale. For affiliates, a notice of the sale (a Form 144) may be required to be filed with the SEC at the time of the sale. Brokers generally have internal procedures for executing sales under Rule 144 and will assist you in completing the Form 144 and in complying with the other requirements of Rule 144.

If you are subject to Rule 144, you must instruct your broker who handles trades in Company securities to follow the brokerage firm’s Rule 144 compliance procedures in connection with all trades.

8. Insider Trading Reports

“Reporting insiders” of the Company are required to file insider trading reports within five (5) days of a change in their ownership position in any securities of the Company (this includes the grant of options or other convertible securities to such persons or the exercise by them of such options or convertible securities). Reporting insiders are also required to file an “initial” insider report within ten days of the date on which the person or the Company became a reporting insider (an initial report is not required, however, when a person becomes a reporting insider if he/she has no direct or indirect beneficial ownership, control or direction over securities of the Company). These reports are to be filed electronically using the EDGAR system. Schedule “C” sets out those persons who are “reporting insiders”.

9. Prohibited Activities

Prohibitions. Except for limited exceptions described below, the following activities are prohibited under this Policy.

(i) No Employee or Restricted Person may purchase, sell, transfer or effectuate any other transaction in Company securities while in possession of Undisclosed Material Information concerning the Company or its securities. This prohibition includes sales of shares received upon exercise of stock options or upon vesting of Restricted Stock Units and Awards, and shares held in the Company’s 401(k) plan, as applicable.

(ii) No Employee or Restricted Person may “tip” or disclose Undisclosed Material Information concerning the Company or its securities to any outside person (including family members, affiliates, analysts, investors, members of the investment community and news media). Should a Employee or Restricted Person inadvertently disclose such information to an outsider, the Employee or Restricted Person must promptly inform the Information Officer regarding this disclosure. The Company will take steps necessary to preserve the confidentiality of the information, including requiring the outsider to agree in writing to comply with the terms of this Policy and/or sign a confidentiality agreement.

(iii) No Employee or Restricted Person may purchase Company securities on margin, hold Company securities in a margin account, or otherwise pledge Company securities as collateral for a loan because, in the event of a margin call or default on the loan, the broker or lender could sell the shares at a time when the Employee or Restricted Person is in possession of Undisclosed Material Information, resulting in liability for insider trading. In addition, pledging of securities by Employees or Restricted Persons, including margin arrangements, can be perceived to undermine the alignment of their interests and incentives with the long-term interests of other stockholders.

(iv) Short-term and speculative trading in Company securities, as well as hedging and other derivative transactions involving Company securities, can create the appearance of impropriety and may become the subject of an SEC investigation, particularly if the trading occurs before a major Company announcement or is followed by unusual activity or price changes in the Company’s stock. Therefore, it is the Company’s policy to prohibit the following activities, even if you are not in possession of Undisclosed Material Information:

1.	No Employee or Restricted Person may trade in any interest or position relating to the future price of Company securities, such as put or call options or other derivatives, or short sale of Company securities.

2.	No Employee or Restricted Person may hedge Company securities. A “hedge” is a transaction designed to offset or reduce the risk of a decline in the market value of an equity security, and can include, but is not limited to, prepaid variable forward contracts, equity swaps, collars, and exchange funds.

3.	Employees or Restricted Persons may not trade in securities of the Company on an active basis, including short term speculation.

(v) No Employee or Restricted Person may trade in securities of another company if the Employee or Restricted Person is in possession of Undisclosed Material Information about that other company which the Employee or Restricted Person learned in the course of their work for the Company.

(vi) “Quiet” Periods. The Company’s announcement of its quarterly financial results has the potential to have a material effect on the market for the Company’s securities. Therefore, to avoid even the appearance of trading on the basis of Undisclosed Material Information, Employees or Restricted Persons who are subject to the pre-clearance procedure set forth above may not, except as expressly permitted under this Policy, carry out any transaction in the Company’s securities during the period beginning on the 15th day of the last month of each quarter (March, June, September, December) and ending on the third business day following the release of the Company’s earnings for that quarter.

(vii) Event-Specific Quiet Periods. The Company reserves the right to close any open window period at any time if the Information Officer, or his or her designee, determines, in his or her sole discretion, that there may be Undisclosed Material Information with respect to the Company. If the Company closes an open window, it will not pre- clear any transaction that is not expressly permitted by this Policy during the period that such open window is closed

The Company may on occasion issue interim earnings guidance or other potentially material information by means of a press release, Current Report on Form 6-K filed with the SEC, or other means designed to achieve widespread dissemination of the information. Employees or Restricted Persons should anticipate that trading will be prohibited while the Company is in the process of assembling the information to be released and until the information has been released and absorbed by the market.

From time to time, an event may occur that is material to the Company and is known by only a few directors, executives, or other employees. So long as the event remains material and non-public, the persons who are aware of the event, as well as all Designated Persons, may not trade in the Company’s securities.

The existence of an event-specific quiet period will not be announced, other than to those who are aware of the event giving rise to the quiet period. If, however, a person whose trades are subject to the pre-clearance requirements set forth above desires to effect a transaction during an event-specific quiet period, the Information Officer may refuse to grant permission to carry out the transaction and will have no obligation to disclose to the person the reason for the refusal or the reason for the event-specific quiet period. Any person who becomes aware of the existence of an event-specific quiet period shall not disclose the existence of the quiet period to any other person. The failure of the Information Officer to inform a person that they are subject to an event-specific quiet period will not relieve that person of the obligation not to trade while aware of Undisclosed Material Information.

Exceptions to Prohibited Activities. Prohibitions in trading securities under this Policy do not include:

(i) The investment of 401(k) plan contributions in a Company stock fund in accordance with the terms of the Company’s 401(k) plan, as applicable. However, any changes in your investment election regarding the Company’s stock are subject to trading restrictions under this Policy.

(ii) The exercise of vested employee stock options where no Company stock is sold to fund the option exercise.1

(iii) The receipt of Company stock upon vesting of Restricted Stock Units and Awards, as well as the withholding of Company stock by the Company in payment of tax obligations.

(iv) Securities of the Company purchased or sold under a Rule 10b5-1 Trading Plan authorized by the Company (see Section 4(d) above).

(v) Transfers of shares of capital stock of the Company by an Employee or Restricted Person into a trust for which the Employee or Restricted Person is a trustee, or from the trust back into the name of the Employee or Restricted Person.

10. Penalties

Penalties for trading on or communicating Undisclosed Material Information are severe, both for individuals involved in such unlawful conduct and their employers and supervisors. A person who violates the insider trading laws can be sentenced to imprisonment for a substantial period of time and required to pay a penalty of several times the amount of profits gained or losses avoided.

Moreover, Congress has passed insider trading legislation that, in a significant departure from prior law, explicitly empowers the Securities and Exchange Commission to seek substantial penalties from any person who, at the time of an insider trading violation, “directly or indirectly controlled the person who committed such violation.” Such persons may be held liable for up to the greater of $1 million or three times the amount of the profit gained or loss avoided. Therefore, even for violations that result in a small or no profit, the Securities and Exchange Commission can seek a minimum of $1 million from the Company and various management and supervisory personnel.

Given the severity of the potential penalties, compliance with the policies set forth in Section 1 of this Part III is mandatory, and noncompliance is a ground for dismissal. Exceptions to these policies, if any, may only be granted by the Information Officer and must be provided before any activity contrary to the above policies takes place.

11. Policy Review and Oversight

The board of directors of the Company will review this Policy as required from time to time to ensure that it is achieving its purpose. Based on the results of the review, the policy may be revised accordingly. The chairman of the board of directors of the Company shall be responsible for initiating the review.

The Chief Executive Officer, subject to the approval of the directors of the Company, shall have overall responsibility for developing and implementing this Policy, monitoring the effectiveness of and compliance with this Policy and educating the Company’s directors, officers and employees about this Policy.

Dated June 30, 2022

1 While vested employee stock options may be exercised at any time under this Policy, the sale of any stock acquired through such exercise is subject to this Policy.

SCHEDULE “A”

DEFINITIONS

“Blackout Period” means a period during which Employees and Restricted Persons are restricted by the Company from Trading the Company’s securities;

“Company” means Bruush Oral Care Inc. and its subsidiaries;

“Disclosure Officers” means the individuals who are responsible for communicating with analysts, the news media and investors and ensuring that Employees do not communicate confidential information about the Company;

“Employees” means all directors, officers, and other individuals currently employed or engaged as a consultant by the Company or those authorized to speak on the Company’s behalf who may become aware of Undisclosed Material Information;

“Exchange” means the Nasdaq Stock Market LLC and any other stock exchange on which securities of the Company are listed from time to time;

“Information Officers” means the individuals whom Employees or Restricted Persons may contact to determine whether or not they may Trade the Company’s securities or reveal Undisclosed Material Information in the necessary course of business;

“insider” means:

a)	a director or an officer of an issuer,

b)	director or an officer of a person that is itself an insider or a subsidiary of an issuer,

c)	a person that has

(i)	beneficial ownership of, or control or direction over, directly or indirectly, or,

(ii)	a combination of beneficial ownership of, and control or direction over, directly or indirectly,

securities of an issuer carrying more than 5% of the voting rights attached to all the issuer’s outstanding voting securities, excluding, for the purpose of the calculation of the percentage held, any securities held by the person as underwriter in the course of a distribution,

d)	an issuer that has purchased, redeemed or otherwise acquired a security of its own issue, for so long as it continues to hold that security,

A-2

“Material Change” means a change in the business, operations or capital of the Company that would reasonably be expected to have a significant effect on the market price or value of any of the securities of the Company and includes a decision by the directors or senior management of the Company to implement a change, when confirmation of the decision by the directors or senior management, as applicable, is probable;

“Material Fact” means a fact that significantly affects or would reasonably be expected to have a significant effect on the market price or value of the Company’s securities;

“Material Information” means any information (Material Fact or Material Change) relating to the business and affairs of the Company that results in or would reasonably be expected to result in a significant change in the market price or value of any of the Company’s securities;

“Pending Material Developments” means a proposed transaction of the Company that would constitute Material Information; however, a decision to proceed with the transaction has not been made by the directors or by senior management, although there is an expectation of occurrence from the directors;

“Restricted Persons” means:

(a)	directors, officers and senior management of the Company; and

(b)	Employees who are routinely in possession of Undisclosed Material Information;

“Trade” (and variants thereof including “Trading”) means entering into a transaction involving, including buying or selling, a security; and

“Undisclosed Material Information” means Material Information pertaining to the Company or its subsidiaries that has not been publicly disclosed or information that has been publicly disclosed, but a reasonable period of time for its dissemination has not passed.

SCHEDULE “B”

EXAMPLES OF POTENTIALLY MATERIAL INFORMATION

The following are examples of the types of events or information that may be material. This list is not exhaustive.

Changes in Company Structure

●	changes in security ownership that may affect control of the Company

●	major reorganizations, amalgamations, or mergers

●	take-over bids, issuer bids, or insider bids

Changes in Capital Structure

●	the public or private sale of additional securities

●	planned repurchases or redemptions of securities

●	planned splits of securities or offerings of warrants or rights to buy securities

●	any security consolidation, security exchange, or security dividend or distribution

●	changes in the Company’s dividend payments (if any) or policies

●	the possible initiation of a proxy fight

●	material modifications to rights of security holders

Changes in Financial Results

●	unexpected changes in the financial results for any periods

●	shifts in financial circumstances, such as cash flow reductions, major asset write-offs or write-downs

●	changes in the value or composition of the Company’s assets

●	any material change in the Company’s accounting policy

Changes in Business and Operations

●	significant results of business development or other similar activities

●	a significant change in capital investment plans or corporate objectives

●	major labour disputes or disputes with major contractors or suppliers

●	significant new contracts or losses of significant contracts

●	changes to the board of directors or senior management, including the departure of the CEO, CFO, or Vice President (or persons in equivalent positions)

●	the commencement of, or developments in, material legal proceedings or regulatory matters

B-2

●	waivers of corporate ethics and conduct rules for directors, officers and other key employees

●	any notice that reliance on a prior audit is no longer permissible

●	de-listing of the Company’s securities or their movement from one exchange or quotation system to another

●	any oral or written agreement to enter into any management contract, investor relations agreement, service agreement not in the normal course of business, or related party transaction

Acquisitions and Dispositions

●	significant acquisitions or dispositions of assets, property or joint venture interests

●	acquisitions of other companies, including a take-over bid for, or merger with, another company

Changes in Credit Arrangements

●	the borrowing or lending of a significant amount of money

●	any mortgaging or encumbering of the Company’s assets

●	defaults under debt obligations, agreements to restructure debt, or planned enforcement procedures by a bank or any other creditors

●	changes in rating agency decisions

●	significant new credit arrangements

Other

●	any other developments relating to the business and affairs of the Company that would reasonably be expected to significantly affect the market price or value of any of the Company’s securities or that would reasonably be expected to have a significant influence on a reasonable investor’s investment decisions.

●	Material information is not limited to historical facts but may also include projections and forecasts. With respect to a future event, such as a merger, acquisition, or introduction of a new product, the point at which negotiations or product development are determined to be material is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have on a company’s operations or stock price should it occur. Thus, information concerning an event that would have a large effect on stock price, such as a merger, may be material even if the possibility that the event will occur is small. When in doubt about whether particular non-public information is material, exercise caution.

SCHEDULE “C”

An insider of a reporting issuer will be a “reporting insider” if the insider is:

a)	the CEO, CFO or COO of the reporting issuer, of a “significant shareholder” of the reporting issuer or of a “major subsidiary” of the reporting issuer (as such terms are defined below);

b)	a director of the reporting issuer, of a significant shareholder of the reporting issuer or of a major subsidiary of the reporting issuer;

c)	a person or company responsible for a principal business unit, division or function of the reporting issuer;

d)	a significant shareholder of the reporting issuer;

e)	a management company that provides significant management or administrative services to the reporting issuer or a “major subsidiary” of the reporting issuer, and the CEO, CFO, COO and every director of the management company, and every significant shareholder of the management company;

f)	an individual performing functions similar to the functions performed by any of the insiders described in paragraphs (a) to (e);

g)	the reporting issuer itself, if it has purchased, redeemed or otherwise acquired a security of its own issue, for so long as it continues to hold that security; or

h)	any other insider that

i.	in the ordinary course receives or has access to information as to material facts or material changes concerning the reporting issuer before the material facts or material changes are generally disclosed; and

ii.	directly or indirectly exercises, or has the ability to exercise, significant power or influence over the business, operations, capital or development of the reporting issuer.

In determining whether an insider satisfies the “significant influence” criterion, the insider should consider whether he or she exercises, or has the ability to exercise, significant influence over the business, operations, capital or development of the issuer that is reasonably comparable to that exercised by one or more of the enumerated positions in the definition of “reporting insider”.

For the purposes of the definition of a reporting issuer, a subsidiary of an issuer will be considered a “major subsidiary” of a reporting issuer if the assets or revenues of the subsidiary represent 30% or more of the consolidated assets or revenues of the reporting issuer on its most recent financial statements. This requirement will increase the threshold required to be considered a “major subsidiary” from the current threshold of 20%.

Receipt of Disclosure, Confidentiality & Insider Trading Policy

Complete form and return to:

Bruush Oral Care Inc.

E-mail: [*]

I, _________________________ acknowledge that I have received, read, understand, accept and agree to be bound by the conditions outlined in Disclosure, Confidentiality & Insider Trading Policy dated _____________________, 2022.

Employee Signature	Date

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